Exhibit 10.1


Nasdaq Issues Determination Regarding RADCOM's National Market Compliance


- Company To Proceed With $5.5M Private Placement (PIPE) -


TEL-AVIV, Israel, Feb. 20 /PRNewswire-FirstCall/ -- On February 13, 2004, RADCOM Ltd.(NASDAQ-NMS:RDCM) (Nasdaq: RDCM) received a determination from a Nasdaq Listing Qualifications Panel with respect to the Company's compliance with the $10 million shareholders' equity requirement for listing on The Nasdaq National Market. The Panel gave the Company until March 30, 2004 to demonstrate such compliance.


To achieve compliance, the Company intends, among other things, to complete a private placement (or PIPE investment) of ordinary shares by March 30, 2004. The Company is calling a special meeting of shareholders on March 15, 2004 to approve the proposed investment and certain other matters.


In preparation for the PIPE investment, the Company has executed non- binding term sheets with a number of private investors, and is now in the process of preparing and negotiating definitive agreements. According to the term sheets, the Company plans to issue ordinary shares at an aggregate purchase price of $5.5 million, with the exact purchase price of each share determined in relation to the market price of the shares prior to the shareholders' meeting. In addition, for each four ordinary shares purchased, the PIPE investors will be granted warrants to purchase one additional ordinary share. The Company will register all PIPE-related shares (both those purchased and those issuable pursuant to the warrants) for resale.


For full details regarding the PIPE investment, interested parties can refer to the proxy statement filed earlier today (February 20, 2004) with the SEC.


There can be no assurances that the $5.5 million PIPE investment will close as planned or that the Company will afterwards be able to maintain compliance with The Nasdaq National Market listing requirements.


RADCOM designs, manufactures, markets and supports network test and quality management solutions for service providers, developers and enterprises worldwide. The company specializes in comprehensive performance measurement and voice quality management systems for VoIP and cellular converged networks as well as in a line of high quality, integrated, multitechnology WAN/LAN/ATM test solutions. For more information, please visit www.RADCOM.com.


Certain statements made herein that use the words "estimate," "project," "intend," "expect", "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.


     Contact:
     David Zigdon, CFO
     (972) 3-6455004
     davidz@radcom.com